Exhibit 99.1

Myriad Genetics Reports Results of U.S. Phase 3 Trial of Flurizan™ in Alzheimer's Disease

  Flurizan Fails to Achieve Significance on Either Co-primary Endpoint -

  Company has Decided to Discontinue Its Development of Flurizan -

Salt Lake City, June 30, 2008 - Myriad Genetics, Inc. (Nasdaq: MYGN), today announced results of the Act-Earli-AD trial, an 18-month Phase 3 study of Flurizan (tarenflurbil) in patients with mild Alzheimer's disease. The study did not achieve statistical significance on either of its primary endpoints - cognition and activities of daily living.

"We are disappointed that Flurizan failed to achieve significance in this study, and we will now discontinue development of this compound," said Peter Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc. "The discontinuation of Flurizan will reduce our pharmaceutical development spend substantially and should enable Myriad to achieve profitability next year, ending June 30, 2009."

During fiscal 2008, Myriad spent approximately $60 million on development of Flurizan. The remaining expenses to wrap up its Flurizan program are projected to be approximately $8 million in total, spread primarily over the next two fiscal quarters.

About Myriad

Myriad Genetics, Inc. is a leading healthcare company focused on the development and marketing of novel therapeutic and molecular diagnostic products. Myriad's news and other information are available on the Company's Web site at www.myriad.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements include the statement regarding the Company's discontinued development of Flurizan, the statement regarding the Company's anticipated profitability for the fiscal year ending June 30, 2009, and the statement regarding projected expenses to wrap up the Flurizan program. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from management's expectations. Such risks and uncertainties, include, but are not limited to, the risk that we may not identify and accurately estimate costs associated with wrapping up the Flurizan program; risks and uncertainties associated with our ability to maintain or increase revenue growth for our molecular diagnostic products; the risk that development and introduction of competing products and services may adversely affect our business; uncertainty as to our ability to protect our proprietary technologies; the risk of patent-infringement claims; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading "Risk Factors" contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2007, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

Contact:

William A. Hockett

Exec. VP of Corporate Communications

(801) 584-3600

Email: bhockett@myriad.com

www.myriad.com